Exhibit 10.1

23 East 4th St 3rd Floor New York, NY 10003 T: +1 (212) 201-9280 F: +1 (866) 561-0310 www.The Orchard.com

October 28, 2009

Brad Navin
205 West 88th Street, Apartment 2C
New York, NY 10024

Dear Brad;

Reference is hereby made to that certain Amended and Restated Employment Agreement (the “Agreement”) between The Orchard and you dated December 10, 2007.  All capitalized terms used herein but not defined shall have the meaning ascribed to them in the Agreement.

The Orchard would like to appoint you to serve as its Interim Chief Executive Officer, effective immediately.  In connection with your service as Interim Chief Executive Officer, you would receive, in addition to your current base salary and all other benefits set forth in the Agreement, $6,000 per month paid in accordance with The Orchard’s customary payroll practices.

You acknowledge that this appointment may be terminated for any reason or no reason upon seven (7) days’ advance notice by either party and that such termination would not affect your employment pursuant to the Agreement.  Without limiting the generality of the foregoing, you acknowledge and agree that the termination of service as Interim Chief Executive Officer will not constitute Termination Without Cause or Termination for Good Reason (as defined in the Agreement) and your termination as Interim Chief Executive Officer will not be deemed to constitute a reduction in Base Salary for purposes of the 15% limit in Section 6.1 of the Agreement.

Notwithstanding anything to the foregoing, the Agreement is and shall remain in full force and effect until terminated by its terms.

Sincerely yours, The Orchard Enterprises, Inc.

By:	/s/ Nathan Fong
Nathan Fong
Chief Financial Officer

Agreed and Accepted

By:	/s/ Brad Navin
Brad Navin

Date:	10/28/09